Exhibit 8.1
[LETTERHEAD OF SONNENSCHEIN NATH & ROSENTHAL LLP]

December 15, 2005

Medis Technologies Ltd. 805 Third Avenue New York, New York 10022

Re:	Medis Technologies Ltd. $49,000,000 6% Senior Convertible Notes due 2010 and Common Stock Issuable Upon Conversion of the Notes

Dear Ladies and Gentlemen:

In our capacity as counsel to Medis Technologies Ltd., a Delaware corporation (the “Company”), we have been asked to render this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-3 (the “Registration Statement”) and the prospectus contained therein (the “Prospectus”), covering the registration of $49,000,000 aggregate principal amount of 6% Senior Convertible Notes due 2010 (the “Notes”) and the common stock underlying the Notes.

We have made such examination as we have deemed necessary and appropriate for the purposes of this opinion. The statements contained in the Prospectus under the caption “U.S. Federal Income Tax Considerations,” describing the material United States federal tax consequences of the ownership and disposition of the Notes and the common stock underlying the Notes, to the extent such statements constitute matters of U.S. federal income tax law or legal conclusions with respect thereto, have been prepared or reviewed by us and, in our opinion, are correct in all material respects. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, statements and representations set forth in the Registration Statement and the Prospectus.

The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, published pronouncements and other administrative interpretations by the Internal Revenue Service, and case law, all of which are subject to change at any time with retroactive effect.

Medis Technologies Ltd.
December 15, 2005

This opinion is rendered as of the date hereof based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, which may be brought to our attention at a later date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus and any amendment thereto.

Very truly yours,

/s/ SONNENSCHEIN NATH & ROSENTHAL LLP

SONNENSCHEIN NATH & ROSENTHAL LLP